Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Second-Quarter 2022 Financial and Operational Results

OKLAHOMA CITY – Aug. 1, 2022 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the second-quarter 2022. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Fixed-plus-variable dividend increased by 22 percent to record high of $1.55 per share

•	Share-repurchase program retired 4 percent of outstanding shares since inception

•	Delaware Basin drove second-quarter results that were favorable to guidance on production and capital

•	Operating cash flow more than doubled year over year and free cash flow reached the highest level in Devon history

•	Disciplined capital allocation framework moderated reinvestment rates to 22 percent of cash flow

•	Balance sheet strengthened with cash balances increasing by $832 million to a total of $3.5 billion

•	Resource capture transactions added high-return inventory in Williston and Delaware Basin

CEO PERSPECTIVE

“The second quarter saw our business continue to strengthen and build momentum as we delivered systematic execution across the financial, operational and strategic tenets of our cash-return business model,” said Rick Muncrief, president and CEO.

“This success was showcased by production from our Delaware-focused program that exceeded guidance expectations, our streamlined cost structure captured the full benefit of higher commodity prices and we returned record-setting amounts of cash to shareholders. In addition, we took important steps to strengthen the quality and depth of our asset portfolio.

“As a result of the strong financial and operational performance achieved year to date, we have updated our full-year 2022 guidance,” Muncrief commented. “This improved outlook raises production targets, increases free cash flow projections and enhances our ability to accelerate the return of capital to shareholders.”

FINANCIAL RESULTS

Devon reported net earnings of $1.9 billion, or $2.93 per diluted share, in the second quarter of 2022. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $1.7 billion, or $2.59 per diluted share.

Operating cash flow totaled $2.7 billion in the quarter, a more than two-fold increase versus the year-ago period. With capital reinvestment rates at 22 percent of cash flow, Devon generated $2.1 billion of free cash flow in the quarter. This represents the highest quarterly amount of free cash flow in the company’s 51-year history.

The company’s investment-grade financial position also continued to strengthen in the second quarter with cash balances increasing by $832 million to a total of $3.5 billion. Devon exited the quarter with an outstanding debt balance of $6.5 billion and a net debt-to-EBITDAX ratio of only 0.4 times.

RETURN OF CAPITAL

Based on the second-quarter financial performance, Devon declared a fixed-plus-variable dividend of $1.55 per share, an increase of 22 percent from the previous quarter. This dividend payout represents an annualized yield of 11 percent based on the company’s share price as of July 29, 2022. As of the end of July, Devon repurchased 23.9 million shares, or 4 percent of its outstanding shares, at a total cost of $1.2 billion.

OPERATING RESULTS

Production for the second quarter averaged 616,000 oil-equivalent barrels (Boe) per day, an increase of 7 percent from the first quarter of 2022. Oil production accounted for the largest component of the company’s product mix at 49 percent of total volumes.

Upstream capital spending was 5 percent below guidance, totaling $513 million in the second quarter. Devon’s capital program averaged 19 operated drilling rigs and 67 gross operated wells were placed online during the quarter.

Production costs, including taxes, averaged $13.01 per Boe. Devon’s low operating cost structure, coupled with the benefits of an oil-weighted production mix, expanded field-level cash margins to $60.12 per Boe in the quarter. This represents a 22 percent improvement from the first quarter of 2022.

The company’s administrative and financing costs improved by 9 percent year-over-year, excluding the early retirement of debt. These cost reductions were achieved through merger-related synergies and reduced interest expense.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production increased 22 percent year over year to an average of 436,000 Boe per day. The growth was driven by 52 wells completed across targeted intervals in the Bone Spring and Wolfcamp formations. Capital activity was headlined by a 12-well program at the company’s Todd area in Lea and Eddy County. Initial 30-day rates from this Wolfcamp-oriented development averaged 4,500 Boe per day, with per well recoveries estimated to exceed 1.5 million oil-equivalent barrels.

Another key operational highlight was a series of acreage trades that optimized leasehold for future development in the state line area of Texas and New Mexico. In aggregate, these trades added 7,000 net acres to existing drilling units and unlocked more than 200 extended-reach drilling locations that were previously constrained to 1-mile developments.

Anadarko Basin: Production averaged 74,000 Boe per day, with liquids-rich gas representing 81 percent of the product mix. Devon operated 3 drilling rigs supported by a $100 million drilling carry with Dow. With this carry-enhanced activity, the company spud 14 wells during the quarter and remains on track to complete up to 40 wells in the second half of 2022.

Williston Basin: Production averaged 45,000 Boe per day. In June, Devon announced a bolt-on acquisition in the core of the basin, adding a contiguous position of 38,000 net acres directly offsetting and overlapping Devon’s existing leasehold. With the acquisition now closed, production in the Williston Basin is expected to approximate 65,000 Boe per day by the end of the year.

Eagle Ford: Production averaged 38,000 Boe per day, a 6 percent increase compared to the previous quarter. The volume growth resulted from 14 wells completed in the volatile oil window of the play, where the company’s Dziuk 8-H well achieved the highest 30-day rate at 3,500 Boe per day. To sustain production, Devon plans to complete 15 wells over the remainder of the year.

Powder River Basin: Production averaged 19,000 Boe per day. Devon plans to run a dedicated rig throughout the second half of the year and expects to complete 10 wells by year end. This activity is focused on a combination of Parkman and Niobrara opportunities across the company’s 300,000 net acre position.

2022 OUTLOOK

Devon is raising its full-year 2022 production forecast by 3 percent to a range of 600,000 to 610,000 Boe per day. The improved volume outlook is due to better-than-expected well performance year-to-date and the impact from a bolt-on acquisition in the Williston Basin. With the ongoing share repurchase program, production per share is expected to grow 8 percent compared to 2021.

The company also adjusted its upstream capital guidance to a range of $2.2 billion to $2.4 billion versus prior guidance of approximately $2.1 billion. This updated outlook incorporates $100 million of incremental capital related to the acquisition in the Williston Basin and the impact of inflationary cost pressures. Devon expects its capital to be fully funded from operating cash flow, which is forecasted to be nearly $9 billion at current strip pricing.

Additional details of Devon’s forward-looking guidance for the third quarter and full-year 2022 are available on the company’s website at www.devonenergy.com.

SUSTAINABILITY UPDATE

Devon recently joined the Oil & Gas Methane Partnership 2.0 Initiative, strengthening the company’s commitment to reduce emissions and the environmental impact of its operations. The initiative’s mission is to improve the industry’s transparency in methane emissions reporting and encourage progress in reducing those emissions. For more information, please refer to the Sustainability portion of Devon’s website at www.devonenergy.com/sustainability.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Tuesday, August 2, 2022, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the SEC.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands and environmental matters; risks related to climate change; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2021 Annual Report on Form 10-K (the “2021 Form 10-K”) or other SEC filings.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described in the 2021 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2021 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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